ADVISORY SERVICE AGREEMENT

CAPITAL MARKET & CORPORATE ADVISORY

This Agreement is made on November , 2006 between Winraise Group Inc (the "Company"/the "Client"), a corporation with its principal place of business located at Rm 411, Kam Hon Industrial Building, 8 Wan Kwun Road, Kowloon Bay in Hong Kong and The Vine Group, a boutique corporate advisory firm with international affiliations and incorporations, with its principal place of business located at 7th Floor, 1230 6th Ave, New York, NY 10020, USA, hereinafter referred to as "VG", the Advisor.

1. RECITALS

The Company is a corporation in the business of printing and manufacturing packaging boxes, hangtags, shirt paper boards, paper bags, children's novelty books and puzzles, and other paper products and commerical printing. It has been seeking to become a US publicly listed company via a reverse merger ( successfully acquired 90% common stocks of TXA Acquisition Corp for $300,000 in January 3, 2003) and had approached The Vine Group for advisory services to assist the application and filing process. The Company has asked the Advisor to review previous corporate documents and Form 10 in 2005 and the Advisor has been waiting to hear back from the Company per it's decision and instruction to proceed. As per Winraise's executives conversations with The Vine Group in 2005 (through in person meetings in Hong Kong), it confirmed the prior working relationship with Pacificnet but had considered to terminate such association due to dissatisfaction.

2. NATURE OF WORK

Advisor will perform services on behalf of the Client as described in the "project services outline" as listed below with best efforts.

3. PROJECT SERVICES OUTLINE

The Company hereby retains the Advisor to perform with comprehensive due diligence in preparation to become a US publicly listed company on the OTC Bulletin Board as soon as possible. The Advisor will review the latest Form 10 and related documents (application, filing) and work with the Company's principal(s) and executives and professional advisors (not limited to its corporate counsel, auditor, SEC, original shell owner and related parties if needed) to prepare all the completed documentations to submit to the SEC for comment and review. The Advisor will identify issues and then present the available option(s), recommendation(s) and solution(s) to the Company and act as the key facilitator between the US based professionals and the Hong Kong based professionals. The Advisor will contact an authorized OTC Bulletin Board market-maker for sponsorship of Winraise’s common stock and arrange appropriate contacts from the US financial community to the Company.

The Advisor will assist the following:

a) Set up an account with an SEC-registered transfer agent,

b) Obtain a CUSIP number, and register with DTC,

c) Arrange printing of share certificates,

d) Arrange filing the Form 211 with the NASD, in order to obtain a trading symbol, and the “green light” for quotation and trading on the OTCBB,

e) Initiate the first phases of an IR campaign for the first 30 days, in order to generate credible trading volume in the company shares (** The company is responsible to provide all press releases content and initial draft**),

f) List the Company with either Moody’s or Standard & Poor’s, in order to obtain “blue-sky” exemption in the 37 “manual exemption” states.

4. CLIENT AGREEMENT

The Client agreed it has to provide all related background history, documents and latest developments of Winraise Group to the Vine Group. The Client has to communicate with the Advisor with comments, feedbacks and provide answers when required to ensure best and accurate understanding of the entire progress. This communication element is of critical importance to ensure the successful consummation of the Company's application and listing to become a US publicly listed entity.

5. COMPENSATION

The Company agrees to pay an upfront retainer of US$12,500 and a success fee.

1. Payment of US$12,500 is payable immediately - upon execution of the agreement.

2. Cash Payment of US$20,000 will be payable at the time when the Company is being successfully listed on the US OTC Exchange.

3. The company will issue 75,000 company shares (restricted 144 legend shares), plus 300,000 free trading shares (S8 shares) of the newly listed company.

6. REIMBURSED EXPENSES

All the following items will be approved by the Client in advance and if we are asked for prepayment of such expenses: a. Travel Expenses (air-ticket, accomodation, meals), b. Long distance phone calls, conferencing, telecommunications, c. Printing and commerical reproduction, d. Digital imagery production and photographic services, e. Mailing, Postage and Courier Services, f. Other outsourced professional services.

7. INVOICES AND PAYMENTS

Retainer is to be wired to the following bank account or by an money order/ cashier cheque via an international recognized banking institutions.

Wiring Instructions:

Swift ABA number: ROYCCAT2

Transit number: 00750

Account number: 400-2085

Insitution number: 003

Bank name: Royal Bank of Canada

Bank address: 2840 Bainbridge Ave, Burnaby, BC, V5A 3W7 (Bainbridge & Lougheed Branch)

Company Name: The Vine Group

8. TERM

The term of this Agreement shall commence immediately upon execution of the agreement

9. CONFIDENTIALITY

The Advisor acknowledges a duty not to disclose with the Client's prior approval during or after its terms of appointment any confidential information relating to the Client or Client's business. The Client in turn acknowledges the Advisor's right to use any general information regarding Clinet for the purpose of providing services to the Client.

10. ARBITRATION

The Advisor-Client relationship is one of mutual trust and confidence and we look forward to a long and mutually productive relationship. If the Client become dissatisfied for any reason the services we have performed, we encourage the Company to bring that to our attention immediately. We, the Advisor, will also be free to express our dissatifaction or concerns if that occur. It is our belief that most such problems can be resolved by good faith discussions between the parties. If any dispute arising out of or relating to our engagement, such claim will be subject to binding arbitration to be held in New York County, New York before a retired New York Superior Court judge.

In witness whereof, the parties have executed this Advisory Agreement on of November 2006

_____________________________

Raymond Chiu Wai Shing

Chairman of the Winraise Group

____________________________

Lawrence Cheng Chi Shing

Managing Director, M&A-Winraise

____________________________

Evelyn YK Lee

Principal ,The Vine Group